Exhibit 99.1

Horizon Lines, Inc. Declares Dividend; Announces 2007 Annual Stockholder Meeting

Charlotte, North Carolina, January 30, 2007 – Horizon Lines, Inc. (NYSE: HRZ) announced that its Board of Directors has voted to declare a cash dividend on its outstanding shares of common stock of $0.11 per share, payable on March 15, 2007 to all stockholders of record as of the close of business on March 1, 2007.

The company also announced that it will hold its 2007 Annual Stockholder Meeting on Tuesday, June 5, 2007 in Charlotte, North Carolina. Stockholders of record at the close of business on April 6, 2007 will be entitled to notice of and to vote at the meeting.

About Horizon Lines

Based in Charlotte, NC, Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, LLC and Horizon Services Group are wholly-owned subsidiaries of Horizon Lines, Inc., which trades on the New York Stock Exchange under the ticker symbol HRZ.

Media Contact: Michael Avara, Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com